Exhibit 23.1




                      Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement of AOL Time Warner Inc. ("AOL Time Warner") on Form S-8 pertaining to the Obongo, Inc. 1999 Equity Incentive Plan of our reports dated January 31, 2001, with respect to the consolidated financial statements, schedule and supplementary information of Time Warner Inc., the consolidated financial statements and schedules of Time Warner Entertainment Company, L.P. and Warner Communications, Inc. and the consolidated financial statements of American Television and Communications Corporation for the year ended December 31, 2000 included in AOL Time Warner's Current Report on Form 8-K/A dated January 11, 2001 (filing date February 9, 2001), filed with the Securities and Exchange Commission.



                                                        /s/ Ernst & Young LLP


New York, New York
July 17, 2001